UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

CIVITAS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36623	65-1309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of principal executive offices, including zip code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2015, National Mentor Holdings, Inc. (“NMHI”) and NMH Holdings, LLC (“NMHH”), wholly-owned subsidiaries of Civitas Solutions, Inc. (NYSE: CIVI), and certain subsidiaries of NMHI, as guarantors (the “Guarantors”), entered into Amendment No. 3 (the “Incremental Amendment”) to the Credit Agreement dated as of January 31, 2014 (as amended from time to time, the “Senior Credit Agreement”) by and among NMHI, NMHH, the Guarantors, Barclays Bank PLC, as administrative agent, and the other agents and lenders named therein. The Incremental Amendment provided for an additional $55.0 million term loan (the “Incremental Term Loan”), which was funded on February 27, 2015, under NMHI’s tranche B term loan facility (the “Term Loan”), pursuant to the terms of the Senior Credit Agreement that permit up to $125.0 million of incremental borrowings plus any additional amounts so long as NMHI’s consolidated first lien leverage ratio (as defined in the Senior Credit Agreement) does not exceed 4.50 to 1.00 on a pro forma basis, subject to the conditions set forth in the Senior Credit Agreement. After giving effect to the Incremental Amendment, NMHI is required to repay the Term Loan in quarterly principal installments of $1,638,539.04, with the balance payable at maturity. In addition, the Incremental Amendment amended the Senior Credit Agreement to provide that, subject to certain exceptions, if, on or prior to August 27, 2015, NMHI reprices any portion of the Term Loan and that repricing results in a lower interest rate applicable to the Term Loan, NMHI will be required to pay a prepayment premium of 1% of the loans being repriced. All of the other terms of the Incremental Term Loan are identical to the Term Loan.

The net proceeds of the Incremental Term Loan will be used by NMHI to redeem all of its outstanding 12.50% Senior Notes due 2018 on March 4, 2015 (the date set forth in a notice of redemption it had issued on February 2, 2015), to pay premiums, fees and expenses in connection with that redemption and the Incremental Amendment and to fund cash on hand for general corporate purposes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS SOLUTIONS, INC.

/s/ Denis M. Holler
Date: March 2, 2015	Name:	Denis M. Holler
	Title:	Chief Financial Officer